Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement”) is entered into as of June 1, 2018, by and between EVO Transportation & Energy Services, Inc. (the “Company”) and Billy (Trey) Peck, Jr. (“Employee”). This Agreement will become effective upon the Closing of the transaction set forth in that separate Equity Purchase Agreement, dated the same date as this Agreement, by and among EVO Transportation & Energy Services, Inc., a Delaware corporation, as Buyer and Billy (Trey) Peck Jr. as Equity Holder, and the other parties thereto, as Closing is defined therein (the “Effective Date”). Absent such Closing, this Agreement shall be null and void and of no force or effect.

1. Duties and Scope of Employment.

(a) Positions and Duties. During the Employment Term (as defined below), Employee will be employed as the Executive Vice President of Business Development of the Company. Employee’s authority, duties, and responsibilities will correspond to Employee’s position and will include any particular authority, duties, and responsibilities that the Company may reasonably assign to Employee from time to time related to Employee’s position.

(b) Obligations. During the Employment Term, Employee is required to faithfully and conscientiously perform his assigned duties and to diligently observe all of his obligations to the Company. Employee agrees to devote his full business time and efforts, energy and skill to his employment at the Company, and Employee agrees to apply all his skill and experience to the performance of his duties and advancing the Company’s interests. The foregoing shall not preclude Employee from (i) engaging in civic, charitable or religious activities (including serving as a director, trustee or officer) or, with the prior written consent of the Company, from serving on the boards of directors of other private companies or (ii) engaging in investments, including but not limited to real estate investments and acting as the general partner or manager thereof, as long as such activities do not interfere or conflict with Employee’s responsibilities or duties hereunder. During the Employment Term, Employee may not perform services as an employee or consultant of any other competitive organization and Employee will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Employee shall comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during his employment that apply to all Executive-level employees of the Company. By signing this Agreement, Employee confirms to the Company that he has no contractual commitments or other legal obligations that would prohibit him from performing his duties for the Company.

(c) Employment Term. The term of this Agreement shall be four (4) years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”). Unless earlier terminated pursuant to the terms herein, the Initial Term shall be automatically renewed for consecutive additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or Employee delivers to the other at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Employee’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be. Like the Initial Term, the then-current Renewal Term is subject to earlier termination pursuant to the terms herein. The Employee’s period of employment hereunder is referred herein as the “Employment Term,” whether the Initial Term, the then-current Renewal Term, or the shorter period through the date of an earlier termination thereof as provided elsewhere herein The notice of non-renewal given by the Company is referred to herein as the “Company’s Non-Renewal.” The notice of non-renewal given by Employee is referred to herein as the “Employee’s Non-Renewal.”

(d) Place of Performance. Employee will initially primarily report to the principal office of Thunder Ridge Transport, Inc., an Affiliate of the Company, which is currently located in the Springfield, Missouri area, until the Company designates a corporate headquarters, at which point Employee will primarily report to the Company’s corporate headquarters. Employee understands and agrees that his duties will include reasonable travel, including but not limited to travel to offices of the Company, its Affiliates, and such other business travel as is reasonably necessary and appropriate to the performance of Employee’s duties hereunder, subject to reimbursement of expenses pursuant to Section 6 below.

2. At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time, upon written notice, either by the Company without Cause (in any such case, “Company’s At-Will Termination”) or by Employee without Good Reason (in any such case, “Employee’s At-Will Termination”). Employee understands and agrees that neither his job performance for, nor promotions, commendations, bonuses or the like from, the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Employee may be entitled to Severance Pay (defined below) and Severance Benefits (defined below) depending upon the circumstances of the termination of the Employment Term as set forth in Section 7(b) below.

3. Compensation.

(a) Initial Base Salary. During the Employment Term, the Company will pay Employee an annual base salary as compensation for his services (the “Base Salary”) at the initial rate of Two Hundred Thousand Dollars ($200,000). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices. The Base Salary will be subject to review and adjustment by the Company after the Initial Term.

(b) Annual Incentive Bonus. During the Employment Term, Employee will be eligible to earn an annual incentive bonus (an “Annual Bonus”) under the same or substantially same bonus arrangement, plan or program as in effect for other executive-level employees of the Company from time to time and based upon the same general objective standards as are applied to the other executive-level employees of Company, provided that Employee’s personal performance objective’s shall be unique to his role. Consistent therewith, the Company will determine Employee’s target bonus opportunity and the criteria for earning such bonus, as well as Employee’s achievement of such criteria, and the amount of the Annual Bonus earned and payable to Employee for such year. Any Annual Bonus that is earned and becomes payable pursuant to this Section 3(b) will be paid no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates. Employee’s Annual Bonus for calendar year 2018 shall be prorated on a weekly basis for his period of employment in such year. Employee must remain employed by the Company through December 31 of the applicable calendar year to be eligible to earn an Annual Bonus for such year; provided, however, that if the Employment Term ends prior to December 31 by reason of either termination by Employee for Good Reason or by the Company’s At-Will Termination, the Annual Bonus for such partial calendar year shall be prorated on a weekly basis for his period of employment in such year. The determinations of the Company with respect to the Annual Bonus will be final and binding unless there is direct evidence that the determination was in violation of the terms and provision of this Section 3(b) or the applicable program, plan or arrangement.

(c) Equity. During the Employment Term, Employee will be eligible to receive awards of stock options pursuant to the same or substantially same stock option arrangement, plan or program as in effect for other executive-level employees of the Company from time to time and based upon the same objective standards as are applied to the other executive-level employees of Company. Consistent therewith, the Company will determine whether Employee will be granted any such equity awards and the terms of any such award in accordance with the terms of the applicable program, plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Employee will be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other executive-level employees and to employees generally of the Company, subject to eligibility requirements and the applicable terms and conditions of the subject plan or program and the determination of any committee uniformly administering such plan or program. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. During the Employment Term, Employee will be eligible to accrue paid vacation of up to twenty (20) days per calendar year, prorated for any partial calendar year of employment, in accordance with the Company’s standard vacation policy (including, without limitation, its policy on the maximum accrual, carry-over and payout), with the timing and duration of specific vacations mutually and reasonably agreed to by Employee and the Company.

6. Expenses. During the Employment Term, the Company will reimburse Employee for reasonable travel, lodging, meal, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Accrued Obligations; Severance; COBRA.

(a) Accrued Obligations. Upon the termination or expiration of the Employment Term for any reason, Company shall pay to Employee the following: (i) all unpaid Base Salary through the last day of the Employment Term; (ii) all unreimbursed expenses that otherwise are payable to Employee pursuant to Section 6 above, and (iii) all other accrued payments or benefits to which Employee is entitled and has earned under the terms of any applicable compensation, bonus, award or similar arrangement, plan or program (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid to Employee in a lump sum in cash within thirty (30) days following the termination or expiration of the Employment Term, unless otherwise required by law or the terms of the applicable arrangement, plan or program, in which case the same shall be paid as soon as permitted thereunder.

(b) Severance. If the Employment Term ends by reason of either termination by Employee for Good Reason or by the Company’s At-Will Termination, the Company shall pay to Employee the greater of (as applicable, “Severance Pay”) (i) an amount equal to the product of (A) the number of full or partial months, if any, in the period beginning on the date the Employment Term ended and ending on the date the Initial Term would have ended, if later than the date the Employment Term actually ended, multiplied by (B) Employee’s monthly Base Salary (as in effect immediately prior to the termination date) or (ii) an amount equal to one-half of Employee’s annual Base Salary (as in effect immediately prior to the termination date). The Severance Pay shall be paid by the Company to Employee in substantially equal monthly installments, without reduction or set off (other than as provided in Section 11(a) below), in accordance with the Company’s standard payroll procedures, commencing on the sixtieth (60th) day following the termination or expiration of the Employment Term, provided that the revocation period(s) set forth in the Release Agreement set forth in Section 8(a) below have expired without revocation. If the Employment Terms ends by reason of either termination by the Company for Cause or by Employee’s Non-Renewal of the Initial Term or any Renewal Term or by Employee’s At-Will Termination, or due to Employee’s death or disability, no Severance Pay will be owing or paid to Employee.

(c) COBRA. If the Employment Term ends by reason of either termination by Employee for Good Reason or by the Company’s At-Will Termination, to the extent Employee and Employee’s spouse and/or dependent children properly (and timely) elect COBRA continuation coverage under the Company’s group health insurance plan, the Company shall pay, on Employee’s behalf, all of the premiums due for such coverage for a period beginning on the date the Employment Term so ended and ending on the earliest to occur of (as applicable, “Severance Benefits”) (i) the date on which Employee is no longer entitled to COBRA continuation coverage under the Company’s group health insurance plan, (ii) the last day of the month that includes or immediately precedes the first day that Employee is covered under another employer’s group health insurance plan or (iii) the last day of the month in which Employee receives his final Severance Pay payment; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Company may unilaterally amend this Section 7(c) or eliminate the benefit provided hereunder, upon written notice to Employee, but only if and to the extent necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Code Section 4980D. If the Employment Terms ends by reason of either termination by the Company for Cause or by Employee’s Non-Renewal of the Initial Term or any Renewal Term or by Employee’s At-Will Termination, or due to Employee’s death or disability, no Severance Benefits will be owing to Employee.

8. Conditions to Receipt of Severance Pay and Severance Benefits.

(a) Release of Claims. The receipt of Severance Pay and Severance Benefits will be subject to Employee signing, delivering, not revoking and complying with a general release and waiver of claims in favor of the Company and its officers, directors and affiliates, which general release and waiver of claims shall be in a form prepared by the Company, in its reasonable discretion. The release will exclude any claims related to the Equity Purchase Agreement negotiated by and between Employee as Equity Holder and EVO Transportation & Energy Services, Inc. as Buyer dated June 1, 2018, and the note associated therewith (the “Seller Note”), and any documents or agreement securing the same. By way of example and not limitation, the general release and waiver of claims will include any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the American with Disabilities Act, the Family and Medical Leave Act, or any other legal limitation on the employment relationship.

(b) Compliance with Covenants. The receipt of Severance Pay and Severance Benefits will be subject to Employee’s compliance with Sections 9(a), 9(b), 9(c) and 9(d) of this Agreement. In the event Employee breaches any of Sections 9(a), 9(b), 9(c) or 9(d), (i) all remaining payments of Severance Pay and/or Severance Benefits to which Employee otherwise is entitled pursuant to Section 7(b) and Section 7(c) will immediately cease, and (ii) Employee will repay, or cause to be repaid, to the Company the full amount of any payments of Severance Pay and Severance Benefits previously paid by the Company to Employee or on behalf of Employee pursuant to Section 7(b) and/or Section 7(c) prior to the date of such breach.

9. Restrictive Covenants.

(a) Non-Competition. In recognition of the consideration provided herein, and in connection with the protection of the Company’s trade secrets and customer contacts, Employee agrees that, during the Employment Term and ending on the later to occur of (i) the twelve (12) month anniversary following the termination or expiration of the Employment Term or (ii) the last day of the Severance Pay period as set forth in Section 7(b) (as applicable, the “Restricted Period”), Employee shall not either directly or indirectly, whether for consideration or otherwise: (i) engage in (except on behalf of the Company or any of its Affiliates), or compete with the Company or any of its Affiliates in, a Competing Business anywhere in the Territory (any such entity, a “Competing Entity”); or (ii) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or lend Employee’s name, counsel or assistance to, any Competing Entity.

(b) Non-Solicitation. In recognition of the consideration provided herein, Employee agrees that, during the Restricted Period, Employee shall not either directly or indirectly, whether for consideration or otherwise: (i) solicit or accept business from any customer of the Company for the purpose of providing goods or services in a Competing Business or solicit or induce any customer of the Company to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangement or agreement with the Company, (ii) be employed by any customer of the Company or (iii) solicit, hire, attempt to solicit or attempt to hire any person who is or was an employee of the Company or any of its Affiliates at any time during the twelve (12) months prior to such solicitation or hire. The restrictions set forth in this Section 9(b) shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity or does not relate to a Competing Business.

(c) Non-Disclosure and Non-Use of Confidential Information. At all times both during the Employment Term and thereafter, Employee agrees that he will not, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Confidential Information to the general public in any form; (iii) take any action that uses Confidential Information to solicit any customer of the Company or prospective customer (with whom the Company has had a substantive discussion on it becoming a customer of the Company within the immediately preceding twelve (12) months) in violation of Section 9(b); or (iv) take any action that uses Confidential Information for solicitation of, or marketing for, any service or product on Employee’s behalf or on behalf of any entity other than the Company or its Affiliates with which Employee was in fact associated, except (A) as required in connection with the performance of such Employee’s duties to the Company or any of its Affiliates, (B) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Employee, (C) as required in response to any summons or subpoena or in connection with any litigation, (D) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Employee, (E) as required in connection with an audit by any taxing authority, or (F) as permitted by the express written consent of the Company.

(i) In the event Employee is required to disclose Confidential Information pursuant to any of the foregoing exceptions, Employee shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s sole expense, which will be advanced to Employee whenever reasonable to do so) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information. If the Company does not obtain such relief prior to the time that Employee is required to disclose such Confidential Information, Employee may disclose that portion of the Confidential Information (A) which counsel to Employee advises Employee that he is required to disclose or (B) which could subject Employee to be liable for contempt or suffer censure or penalty. In such cases, Employee shall promptly provide the Company with a copy of the Confidential Information so disclosed. This provision applies without limitation to unauthorized use of Confidential Information in any medium, including film, videotape, audiotape and writings of any kind (including books, articles, emails, texts, blogs and websites).

(ii) Employee is hereby notified, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (C) where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Employee is hereby notified under the DTSA that, if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding if the individual (Y) files any document containing the trade secret under seal; and (Z) does not disclose the trade secret, except pursuant to court order.

(d) Inventions and Patents; Third Party Information. The results and proceeds of Employee’s services to the Company (whether prior to or during the Employment Term), including, without limitation, any works of authorship related to the Company resulting from Employee’s services during Employee’s employment with the Company and any works in progress will be works-made-for-hire. The Company will be deemed the sole owner throughout the universe of such works-made-for-hire and any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-made-for-hire or there are any rights which do not accrue to the Company under the preceding sentence, then Employee hereby irrevocably assigns and agrees to assign to the Company any and all of Employee’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed. The Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Employee whatsoever. Employee will, from time to time, as may be reasonably requested by the Company, and at the Company’s sole expense, sign such documents and assist the Company to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright or patent applications or assignments. To the extent Employee has any rights in any such results and proceeds that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the right to enforce such unassignable rights. This Section 9(d) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of, any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Employee’s employer. This Agreement does not apply to an invention or other works of authorship for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (i) which does not relate (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for the Company hereunder.

(e) Enforcement; Remedies. Employee acknowledges that the covenants set forth in Sections 9(a), 9(b), 9(c) and 9(d) impose a reasonable restraint on Employee in light of the business and activities of the Company and its Affiliates. Employee acknowledges that a breach of Sections 9(a), 9(b), 9(c) or 9(d) by Employee will cause serious and potentially irreparable harm to the Company and its Affiliates. Employee therefore acknowledges that a breach of Sections 9(a), 9(b), 9(c) or 9(d) by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Employee acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach or threatened breach of this Agreement. Employee acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Employee. If Employee breaches this Section 9, Employee shall pay the reasonable attorneys’ fees and costs incurred by the Company in connection with enforcing its rights under this Agreement.

(f) Modification. In the event that any provision or term of this Sections 9(a), 9(b), 9(c) or 9(d), or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in Sections 9(a) or 9(b)) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time, the maximum geographical area, and otherwise to the maximum extent as to which it may be enforceable under applicable law. Such modified restriction(s) shall be enforced by a court having jurisdiction. In the event that such modification is not possible, because each of Employee’s obligations in Sections 9(a), 9(b), 9(c) and 9(d) is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforceable.

10. Definitions. For purposes of this Agreement, the following defined terms have the following meanings:

(a) “Affiliate” means, with respect to the Company, any corporation, limited liability company, partnership, business trust or organization, or other entity directly or indirectly controlling, controlled by or under common control with the Company, where control means holding more than 50% of both the voting interests of the entity and the authority to direct the management and policies of the entity.

(b) “Cause” means any of the following: (i) Employee’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by Employee in connection with the business of the Company and its affiliates; (iii) Employee’s continued and willful failure to perform substantially his responsibilities to the Company under this Agreement; (iv) Employee’s material breach of this Agreement; (v) Employee’s fraud, theft or material dishonesty against the Company, its affiliates or its customers; (vi) Employee’s willful and material breach of the Company’s written code of conduct and business ethics or other material written policy, procedure or guideline in effect from time to time and applicable to the Company’s employees generally relating to personal conduct; (vii) Employee’s willful attempt to obstruct or willful failure to cooperate when with any investigation authorized by the Company or any governmental or self-regulatory entity; or (viii) Employee’s exercise of any remedy, including without limitation foreclosure, under the Seller Note or any agreements securing the Seller Note. With respect to Sections 10(a)(ii), 10(a)(iii), 10(a)(iv), 10(a)(vi) and 10(a)(vii) and notwithstanding any other provision of this Agreement to the contrary, Company shall not terminate the Employment Term for Cause unless (x) the Company notifies Employee in writing of such determination within ninety (90) days following the Company’s first knowledge of the existence thereof (which notice specifically identifies the reasons and details therefore), (y) Employee fails to remedy the same within thirty (30) days after the date on which he received such notice (the “Remedial Period”), and (z) the Company terminates the Employment Term for Cause within thirty (30) days after the end of the Remedial Period.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Competing Business” means (i) a business that is engaged in the acquisition or operation of compressed natural gas fueling stations, (ii) a business that is engaged in providing United States Postal Service Contract trucking services, or (iii) any other business in which the Company or any of its Affiliates is then-currently engaged or was engaged at any time in the twelve (12) month period prior to Employee’s last day of employment with the Company.

(e) “Confidential Information” means confidential or proprietary information and/or techniques of the Company or its Affiliates entrusted to, developed by, or made available by the Company or any of its Affiliates to Employee during the Employment Term, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, that is not generally known by others in the form in which it is or was used by the Company or its Affiliates. Examples of Confidential Information include, without limitation: (i) sales, sales volume, sales methods, sales proposals, business plans or statements of work; (ii) customers of the Company, prospective customer (with whom the Company has had a substantive discussion on it becoming a customer of the Company within the immediately preceding twelve (12) months), and customer records, including contact and preference information; (iii) costs of goods or services charged by vendors and suppliers to the Company; (iii) prices charged to specific customers and non-public general price lists and similar pricing information; (iv) terms of contracts with customer; (vii) non-public information and materials describing or relating to the financial condition and affairs of the Company or its Affiliates, including but not limited to, financial statements, budgets, projections financial and/or investment performance information, research reports, personnel matters, products, services, operating procedures, organizational responsibilities and marketing matters, policies or procedures; (viii) non-public information and materials describing existing or new processes, products and services of the Company or its Affiliates, including marketing materials, analytical data and techniques, and product, service or marketing concepts under development, and the status of such development; (ix) the business or strategic plans of the Company or its Affiliates; (x) the information technology systems, network designs, computer program code, and application practices of the Company or its Affiliates; (xi) acquisition candidates of the Company or its Affiliates or any studies or assessments relating thereto; and (xii) trademarks, service marks, trade secrets, trade names and logos. In addition and notwithstanding the foregoing, Confidential Information does not include either (y) information that, other than as a result of a breach by Employee of this Agreement, is or becomes generally known to and available for use by the public and (z) information that is, at any time, either on the Company’s website or is in brochures, advertising and other materials furnished or provided to customers of the Company and prospective customer (with whom the Company has had a substantive discussion on it becoming a customer of the Company within the immediately preceding twelve (12) months).

(f) “Disability” means Employee’s inability to perform one or more essential functions of his position, after taking into account reasonable accommodations, by reason of any medically diagnosed physical or mental impairment and such inability continues for a period of at least 120 consecutive calendar days. A determination of such Disability will be made by a physician reasonably acceptable to the Company and Employee (or, if applicable, his spouse or legal representative).

(g) “Good Reason” means the occurrence of any of the following events, without the written consent of Employee:

(i) any reduction in Employee’s Base Salary (as it may have been increased after the Effective Date), except by no more than ten percent (10%) as part of an across the board salary reduction uniformly applied to all director-level employees of the Company;

(ii) any material reduction in Employee’s authority, duties or responsibilities or the assignment to Employee of any duties that are inconsistent with his position or;

(iii) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which Employee provides services to the Company or any of its Affiliates.

Notwithstanding any other provision of this Agreement to the contrary, Employee shall not terminate the Employment Term for Good Reason unless (A) Employee notifies the Company in writing of the condition that Employee believes constitutes Good Reason within ninety (90) days following the Employee’s first knowledge of the existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Employee terminates the Employment Term within thirty (30) days after the end of the Remedial Period for Good Reason.

(h) “Section 409A” means Section 409A of the Code and the Treasury Regulations issued thereunder.

(i) “Territory” means any State in the United States in which the Company or any of its Affiliates then-currently conduct their business or have conducted their business at any time in the prior twelve (12) months.

11. Tax Matters

(a) Withholding. All payments made pursuant to this Agreement will be subject to withholding of taxes as required by applicable law.

(b) Responsibility. Notwithstanding anything to the contrary herein, the Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A or any other legal requirement from Employee or any other individual to the Company or any of its Affiliates, except as provided below. Employee, by executing this Agreement, shall be deemed to have waived any claim against the Company and its Affiliates with respect to any such tax, economic or legal consequences; provided, however, if any amount payable pursuant to this Agreement is included in Employee’s gross income under Section 409A(a)(1)(A) of the Code, then (i) Employee shall be responsible for the payment of the income taxes imposed on such payment and the amount of interest under Section 409A(a)(1)(B)(i)(I) of the Code and (ii) the Company shall be responsible for the payment of the amount due under Section 409A(a)(1)(B)(i)(II) of the Code within 30 days after such time as a final determination is made that such amount is due and payable by Employee (whether by an agreed assessment, a decision upon administrative appeal, or a decision by a court having jurisdiction). The parties intend that the payment under the preceding clause (ii) will comply with Treasury Regulation Sections 1.409A-3(i)(1)(i), 1.409A-3(i)(1)(v) and 1.409A-3(i)(1)(v).

(c) Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulations Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i) if at the time Employee’s employment hereunder terminates, Employee is a “specified employee,” as defined in Treasury Regulations Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Employee’s employment terminates or, if earlier, upon Employee’s death;

(ii) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(iii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and

(iv) with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulations Section 1.409A-1(b), (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) such payments shall be made no later than two and a half months after the end of the calendar year in which the expenses were incurred.

(d) Limitation on Payments Under Certain Circumstances.

(i) Notwithstanding any other provision of this Agreement to the contrary, in the event that Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under any agreement, arrangement, plan or program with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 12(d)(i), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 11(d)(iii) (if applicable), Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(ii) All computations and determinations called for by Sections 11(d)(i) and 11(d)(iii) shall be made and reported in writing to the Company and Employee by a third-party service provider selected by the Company and Employee (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and Employee. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(iii) In the event that Section 11(d)(i) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides Employee with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

12. Assignment. This Agreement and Employee’s rights under this Agreement are personal to Employee and shall not be assignable by Employee. The Company may, by written notice to Employee, assign this Agreement to any affiliated or successor to all or substantially all of the business and assets the Company and then only so long as such affiliate or successor assumes and agrees, in such form and substance as is reasonably satisfactory to Employee, to perform all of the Company’s duties, responsibilities, obligations and liabilities hereunder, including without limitation upon the termination of the Employment Term; provided, however, the termination of Employee’s employment hereunder by such affiliate or successor and the immediate hiring and continuation of Employee’s employment by such affiliate or successor upon the identical terms and provisions of this Agreement shall not be deemed to constitute a termination of the Employment Term. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a reputable commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

EVO Transportation & Energy Services, Inc.

8285 West Lake Pleasant Parkway

Peoria, AZ 85382

Attention: John P. Yeros

If to Employee:

Billy (Trey) Peck, Jr.

7563 E. Cinnabar Lane

Strafford, MO 65757

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing that specifically refers to this Agreement and is signed by Employee and a duly authorized representative of the Company.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement must be in writing and will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18. Governing Law. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Delaware, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Delaware, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, Employee’s employment by the Company, or for recognition or enforcement of any judgment.

19. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and may delivered personally or by facsimile or electronic transmission, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned parties.

{Signature Page Follows}

IN WITNESS WHEREOF, each of the parties has executed this Employment Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date in the preamble hereof.

COMPANY:

EVO Transportation & Energy Services, Inc.

By:	/s/ John P. Yeros	Date: June 1, 2018

Name: John P. Yeros

Title: Chief Executive Officer

EMPLOYEE:

/s/ Billy (Trey) Peck, Jr.		Date: May 29, 2018
Billy (Trey) Peck, Jr.